EXHIBIT 99(e)


                          VOTING INSTRUCTION FORM
                        STONE CONTAINER CORPORATION
             SPECIAL STOCKHOLDERS MEETING - November 17, 1998

               The undersigned hereby directs the Trustee to vote, in person or by proxy, the full and fractional shares of Common Stock of Stone Container Corporation credited to my account, at the Special Meeting of Stockholders to be held at the Mid-American Club, 200 East Randolph Drive, 80th Floor, Chicago, Illinois 60601 on November 17, 1998, at 10:30 (C.D.T.) and at any adjournment or postponement of such meeting for the purposes identified below and with discretionary authority as to any other matters that may properly come before the meeting. Please note that if a proposal to adjourn the meeting is properly presented, the Trustee will not have discretion to vote shares voted against Proposals 1 and 2 in favor of the adjournment proposal.

               If this proxy is completed, dated, signed and returned in the accompanying envelope to the Trustee, the shares of stock represented by this proxy will be voted in the manner directed herein by the undersigned. Proxies which are not returned or proxies returned to the Trustee without direction being given will be voted in the same porportion as voted proxies.


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               The Board of Directors of Stone recommends a vote FOR:

1. Approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 10, 1998, as amended, among Stone, Jefferson Smurfit Corporation ("JSC"), a Delaware corporation, and JSC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of JSC, and approval of the merger and the amendment to Stone's restated certificate of incorporation as contemplated by the Merger Agreement. The Merger Agreement and the proposed amendment are attached to the accompanying Joint Proxy Statement/Prospectus as Annex A and Annex D-1, respectively.

       FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

2. Approval of the SSCC 1998 Long Term Incentive Plan (the "Plan"). The Plan is attached to the accompanying Joint Proxy Statement/Prospectus as Annex I.

       FOR [ ]       AGAINST [ ]       ABSTAIN [ ]


   NOTE THAT APPROVAL OF THE 1998 SSCC LONG TERM INCENTIVE PLAN PROPOSAL (PROPOSAL 2) IS CONDITIONED ON APPROVAL OF THE MERGER PROPOSAL
   (PROPOSAL 1), BUT APPROVAL OF THE MERGER PROPOSAL IS NOT CONDITIONED ON APPROVAL OF THE 1998 SSCC LONG TERM INCENTIVE PLAN PROPOSAL.


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Signature(s)
________________________   Please sign exactly as name appears   Date: ___________________
                           at the top of this instruction form.
                           If shares are held jointly or by two
                           or more persons, each stockholder
                           should sign.
________________________


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